SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 25, 2010

Date of Report (Date of earliest event reported)

EDGAR Online, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32194	06-1447017
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

50 Washington Street, Norwalk, Connecticut 06854

(Address of principal executive offices) (Zip Code)

(203) 852-5666

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Appointment of Executive Vice President and Chief Financial Officer

On July 6, 2010, EDGAR Online, Inc. (the “Company”) issued a press release announcing the appointment of David Price, 47, to serve as Executive Vice President and Chief Financial Officer of the Company, based in the Company’s New York City office. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Prior to this appointment, Mr. Price was employed by Cornerstone Therapeutics, Inc. (Nasdaq: CRTX), a pharmaceutical company that specializes in the respiratory market, most recently serving as its Executive Vice President, Finance, Chief Financial Officer, Treasurer and Assistant Secretary. From April 2006 to September 2008, Mr. Price served as a Managing Director for Jefferies & Company, Inc, an investment banking firm, in the Specialty Pharmaceutical and Pharmaceutical Services investment banking practice. From September 2000 to March 2006, Mr. Price served as a Managing Director for Bear, Stearns & Co. Inc., an investment banking firm, in London and in New York. Prior to that, he worked in the auditing capacity at several prominent international accounting firms.

The Company and Mr. Price entered into an employment agreement on June 25, 2010, to be effective as of his joining the Company on July 6, 2010. Mr. Price’s compensation, set forth in the employment agreement, includes an annual base salary of at least $250,000, a $125,000 bonus opportunity based on his annual performance in the first year of his employment, a one time $40,000 signing bonus payable across six (6) months, and reimbursement of up to $60,000 in relocation expenses. Mr. Price will also receive 675,000 restricted shares of the Company’s common stock on July 6, 2010, as an inducement grant under the NASDAQ rules and not under the Company’s 2005 Stock Award and Incentive Plan, as amended. The restricted shares will vest in equal installments on the first three anniversaries of such date.

The employment agreement contains customary provisions for termination For Cause. In addition, the Company may terminate Mr. Price’s employment without Cause (as defined in the employment agreement) and Mr. Price may resign his employment for Good Reason (as defined in the employment agreement). In the case of a termination without Cause or a resignation for Good Reason, Mr. Price will be entitled to receive six (6) months base salary as severance pay, a prorated share of his bonus during such period and the continued vesting of all stock options and restricted stock awards that are not performance based according to their predefined schedule (in an amount equivalent to six (6) months of monthly vesting) over the six (6) month period following the date of such termination which will then remain exercisable for the remainder of the term of such stock option.

In the event of a Change of Control of the Company (as defined in the employment agreement), Mr. Price’s stock options and other stock awards immediately vest and remain exercisable for the remainder of the original term of each stock option. In addition, in the event of a Change of Control of the Company in connection with which Mr. Price’s employment is terminated without Cause or he resigns for Good Reason, Mr. Price shall receive six (6) months base salary.

Mr. Price is required, pursuant to the employment agreement, to deliver to the Company a general release of liability prior to receiving any payments or benefits to which his entitled under the employment agreement (other than earned but unpaid base salary, bonus and benefits).

The employment agreement also contains restrictive confidentiality, non-disclosure and inventions assignment obligations. Mr. Price is also subject to a non-solicitation and non-compete covenant for a period of six (6) months following the termination of Mr. Price’s employment for any reason.

The foregoing summary of the terms of the employment agreement between the Company and Mr. Price are qualified in their entirety to the actual terms of the employment agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated June 25, 2010, between David Price and the Registrant

99.1	Press Release, dated July 6, 2010, of the Registrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2010	EDGAR ONLINE, INC.

/s/ Philip D. Moyer
Philip D. Moyer
Chief Executive Officer and President

EDGAR® is a federally registered trademark of the U. S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.